Exhibit 17.1

September 17, 2015   Mark Mirken and Joe Allbaugh Board of Directors  CannLabs Inc  3888 E. Mexico Ave Suite 202 Via Certified mail and email   RE: Letter of Resignation    Gentlemen,   Please be advised of the following:   1. The way you have conducted yourselves in terms of noncompliance and outrages expenditures as Directors of the company has seriously damaged the company and its shareholders. ` 2. I have done all within my power to help the company move forward in a credible manner and have received resistance at every turn.  3. I have advised you on many occasions as to activities that I considered, at the very least, inappropriate and very detrimental to the company and you have not responded.   4. I have also asked you to step down and you did not respond.   5. You have said I was fired as an officer for cause and you have not notified me in writing as to "cause" even though requested to do so by my attorney.   6. I am of the opinion that the untrue statements you and other shareholders have made about me both verbally and in written form indicates a clear intention to defame my reputation and destroy my career.  7. In hindsight, I realized that this merger with Steve Solomon's public company was a result of very bad advice and was detrimental to the work I have been devoted to for the past five and a half years.    Because of the above and many more items too numerous to include at this time, I hereby immediately resign as a director of CannLabs Inc.  The company is indebted to me in amounts exceeding $60,000 for expenses paid on my personal credit card and all the interest and late payments since I was promised the company would pay my minimum payment until the credit cards were paid off. Other expenses include expense reports going back to the first quarter 2015. I also have back salary in the amount of two paychecks totaling $6,102 which I expect all to be immediately sent to me. Not to mention the $50,000 bonus that was never paid to me from June 12, 2014.  I also expect this letter to be properly attached as an exhibit to a Form 8-K filed with the SEC as required pursuant to Item 5.02 within 4 business days.  Sincerely, Genifer Murray